Exhibit 5.1

12531 High Bluff Drive Suite 200 San Diego California 92130-3588 TELEPHONE: 858.720.5100 FACSIMILE: 858.720.5125 www.mofo.com morrison & foerster llp

amsterdam, austin, berlin, boston, brussels, denver, hong kong, london, los angeles, miami, new york, palo alto, san diego, san francisco, shanghai, singapore, tokyo, washington, d.c.

July 24, 2025

Carlsmed, Inc.

1800 Aston Avenue, Suite 120

Carlsbad, CA 92008

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to Carlsmed, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offering of up to 6,317,308 shares (the “Shares”) of the Company’s common stock, $0.00001 par value per share (“Common Stock”), consisting of (a) 2,210,904 shares of Common Stock issuable pursuant to stock options outstanding under Company’s 2019 Stock Incentive Plan (the “2019 Plan”), (b) 112,478 shares of Common Stock issuable pursuant to restricted stock units outstanding under the 2019 Stock Incentive Plan, (c) 3,595,177 shares of Common Stock issuable pursuant to the Company’s 2025 Equity Incentive Plan (the “2025 Plan”), and (d) 398,749 shares of the Common Stock issuable pursuant to the Company’s 2025 Employee Stock Purchase Plan (together with the 2019 Plan and the 2025 Plan, the “Plans”).

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion, and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plans, and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors of the Company or a duly authorized committee thereof and the Plans, the Shares will be validly issued, fully paid and nonassessable.

Carlsmed, Inc.
July 24, 2025
Page Two

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Morrison & Foerster LLP
Morrison & Foerster LLP